                                               --------------------------------
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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          BUTLER INTERNATIONAL, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                           BUTLER INTERNATIONAL, INC.
                                110 Summit Avenue
                           Montvale, New Jersey 07645



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             To Be Held May 11, 2000



     The Annual Meeting of Stockholders of BUTLER INTERNATIONAL, INC. will be held at its headquarters facility at 110 Summit Avenue, Montvale, New Jersey on Thursday, May 11, 2000 at 4:00 p.m. for the following purposes:

1.   To elect one director to hold office for a term of five years.

2. To vote on a proposal to amend the 1992 Employee Stock Plans by increasing the aggregate number of shares of the Company's common stock that may be subject to options thereunder by 375,000.

3. To vote on a proposal to amend the 1992 Stock Option Plan for Non-Employee Directors by increasing the aggregate number of shares of the Company's common stock that may be subject to options thereunder by 90,000.

4. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only holders of record of the common stock and the 7% Series B cumulative convertible preferred stock at the close of business on March 28, 2000 are entitled to notice of, and to vote at, this meeting or any adjournment or adjournments thereof.


                                             By Order of the Board of Directors,



                                             Warren F. Brecht
                                             Secretary



Montvale, New Jersey
April 6, 2000


         ------------------------------------------------------------
If you cannot personally attend the meeting, it is earnestly requested that you promptly indicate your vote on the issues included on the enclosed proxy and date, sign and mail it in the enclosed self-addressed envelope, which requires no postage if mailed in the United States. Doing so will save the Company the expense of further mailings. If you sign and return your proxy card without marking choices, it will be understood that you wish to have your shares voted in accordance with the recommendations of the Board of Directors.
         ------------------------------------------------------------

                           BUTLER INTERNATIONAL, INC.
                                110 Summit Avenue
                           Montvale, New Jersey 07645

                                                                   April 6, 2000

                                 PROXY STATEMENT

     The enclosed proxy is solicited by the Board of Directors of Butler International, Inc., a Maryland corporation (the "Company"), in connection with the Annual Meeting of Stockholders to be held on May 11, 2000. Unless instructed to the contrary on the proxy, it is the intention of the persons named in the proxy to vote the proxies FOR the election as a director of the nominee listed below for a term expiring in 2005; FOR the proposal to amend the 1992 Employee Stock Plans by increasing the aggregate number of shares of the Company's common stock that may be subject to options thereunder by 375,000; and FOR the proposal to amend the 1992 Stock Option Plan for Non-Employee Directors by increasing the aggregate number of shares of the Company's common stock that may be subject to options thereunder by 90,000. In the event that a nominee for director becomes unavailable to serve, which management does not anticipate, the persons named in the proxy reserve full discretion to vote for any other person who may be nominated. Any stockholder giving a proxy may revoke the same by written notice to the Secretary of the Company at any time prior to the voting of such proxy. This Proxy Statement and the accompanying proxy are being mailed on or about April 6, 2000.

     Each stockholder of the Company will be entitled to one vote for each share of common stock and each share of 7% Series B cumulative convertible preferred stock, standing in his or her name on the books of the Company at the close of business on March 28, 2000. On that date, the Company had outstanding and entitled to vote 10,015,100 shares of common stock and 4,843,914 shares of 7% Series B cumulative convertible preferred stock.

                        PROPOSAL 1: ELECTION OF DIRECTOR

     Pursuant to the Company's Articles of Incorporation and By-Laws, as amended, the Board of Directors currently consists of five classes of directors having staggered terms of five years each. One Director's term expires at each Annual Meeting, with the term of the First Class Director expiring at this year's Annual Meeting. Unless instructed to the contrary on the proxy, the persons named in the proxy will vote for the election of Hugh G. McBreen as First Class Director to hold office for five years. The nominee is currently a member of the Board of Directors of the Company and has been a Director since July 1986.

Nominee for Director -- Term Expires in 2005

HUGH G. McBREEN

     Mr. McBreen, age 45, is a partner of the law firm of McBreen & Kopko, Chicago, Illinois, and has been associated with that firm since September 1983. He is also the Secretary of Peter J. McBreen and Associates, Inc., a risk management and loss adjustment company. Mr. McBreen practices in the area of aviation law. He received an A.B. degree from Dartmouth College and a J.D. degree from Notre Dame Law School.

     The election of the First Class Director requires the approval of a majority of the votes cast by holders of the shares of the Company's common stock and the Company's 7% Series B cumulative convertible preferred stock, voting together as a single class at a meeting with a quorum present. Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the beneficial owners. If specific instructions are not received, brokers may generally vote these shares in their discretion. However, exchange rules preclude brokers from exercising their voting discretion on certain proposals. This results in what is known as a "broker non-vote". Because Maryland corporate law requires the affirmative vote of a majority of the votes cast for or against the proposal at this meeting to authorize action on this matter (as described above), shares withheld from voting on this matter and broker non-votes, which will not be counted "for" or "against" the proposal, will have no impact on the outcome of the election.

     The Board of Directors unanimously recommends a vote FOR the election of Mr. Hugh G. McBreen as First Class Director.

                         DIRECTORS CONTINUING IN OFFICE

EDWARD M. KOPKO                       Director since 1985 - Term expires in 2004

     Mr. Edward M. Kopko, age 45, has been the President, Chief Executive Officer and the Chairman of the Board of Directors of the Company since its inception in November 1985. Mr. Kopko has also been the Chairman, President and Chief Executive Officer of Butler Service Group, Inc. since 1989, and the chairman of other Butler subsidiaries. Mr. Kopko is the past President and a member of the Executive Committee of the National Technical Services Association, the predominant trade association for the contract technical services industry. Mr. Kopko holds a B.A. degree in economics from the University of Connecticut, an M.A. degree in economics from Columbia University, and he undertook doctoral work in economics at Columbia.

JOHN F. HEGARTY                      Director since 1985 -- Term expires in 2001

     Mr. Hegarty, age 73, is the Secretary and a Director of UAS Automation Systems, Inc. ("UAS"), a manufacturer of tile removal equipment. He has been a director and officer of UAS since June 1983, serving as its Chairman until 1990. Mr. Hegarty holds a Bachelor's degree in electrical engineering from Manhattan College.

FREDERICK H. KOPKO, JR.              Director since 1985 -- Term expires in 2002

     Mr. Frederick H. Kopko, Jr., age 44, is a partner of the law firm of McBreen & Kopko, and has been associated with that firm since January 1990. Mr. Kopko practices in the area of corporate law. He has been a director of Mercury Air Group, Inc. since November 1992 and a Director of Sonic Foundry, Inc. since December 1995. Mr. Kopko received a B.A. degree in economics from the University of Connecticut, a J.D. degree from Notre Dame Law School, and an M.B.A. degree from the University of Chicago. He is the brother of Edward M. Kopko.

NIKHIL S. NAGASWAMI                   Director since 1994 - Term expires in 2003

         Mr. Nagaswami, age 43, has been an independent management consultant since September 1994, and is currently Managing Partner of Uniexcel Management Systems de Mexico. From August 1992 until August 1994, he was associated with Scott Paper Company, where he was Director-Corporate Planning and Analysis. During 1990 through 1992, when he served as an independent advisor to the Board of Directors of Butler, he played a key role in developing Butler's long-term strategy, restructuring its operations, and implementing management processes. Mr. Nagaswami received a Bachelors of Technology degree in metallurgy from the Indian Institute of Technology, a Masters of Applied Science degree in materials science and metallurgy from the University of Delaware, and an M.B.A. degree from the Wharton School, University of Pennsylvania, in financial management, strategic planning and control.

                      MEETINGS AND COMMITTEES OF DIRECTORS

     The Board of Directors met seven times during 1999. The Board of Directors has four standing committees: the Audit Committee, the Executive Compensation Committee, the Stock Option Committee and the Section 162(m) Executive Compensation Committee. The Company does not have a nominating committee of the Board of Directors.

     The Audit Committee consists of Messrs. Frederick H. Kopko, Jr., Hegarty, McBreen, and Nagaswami. The functions of the Audit Committee are to review with the Company's independent public auditors the scope and adequacy of the audit to be performed by such independent public auditors, and the accounting practices, procedures, controls and policies of the Company; to review the financial statements with the auditors and management; to review other issues arising from the audit with the auditors and management; and to review all related party transactions. The Committee met two times in 1999.

     The Executive Compensation Committee consists of Messrs. Frederick H. Kopko, Jr., Hegarty, McBreen, and Nagaswami. The Committee makes recommendations to the Board with respect to salaries of employees (excluding Edward M. Kopko) and is responsible for determining the amount and allocation of any incentive bonuses among such employees. The Committee met three times during 1999.

     The Stock Option Committee consists of Messrs. Hegarty and Nagaswami. The Committee is authorized to grant stock options under the Company's Incentive Stock Option Plans and Non-qualified Stock Option Plans, and awards under the Company's Stock Bonus Plan. The Committee met one time during 1999.

     The Section 162(m) Executive Compensation Committee consists of Messers. Hegarty and Nagaswami. The Committee makes recommendations to the Board with respect to the salary of Edward M. Kopko, and is responsible for establishing objective, formula-based performance bonus goals and certification as to the goals being met. The Committee is also responsible for determining the amount of any incentive bonus to Edward M. Kopko. The Committee is also authorized to grant to Mr. Kopko stock options under the Company's Stock Option Plan and the Incentive Stock Option Plan, and awards under the Company's Stock Bonus Plan. The Committee met one time during 1999.

     Each member of the Board attended at least 75% of the appropriate board and committee meetings.

                             DIRECTORS COMPENSATION

     The directors of the Company, who are not also full-time employees of the Company, receive a fee of $1,000 for attendance at each meeting of the Board of Directors and $850 per Committee meeting attended. The cash compensation paid to the four non-employee directors combined in 1999 was $45,000. Directors who are not also employees have participated in the 1989 Directors Stock Option Plan, the 1990 Employee Stock Purchase Plan, the 1992 Stock Option Plan for Non-Employee Directors, and other option grants in prior years.

                        EXECUTIVE OFFICERS OF THE COMPANY

     The executive officers of the Company, who are appointed by the Board of Directors, hold office for one-year terms or until their respective successors have been duly elected and have qualified. The executive officers of the Company's subsidiaries, who are appointed by such subsidiaries' Boards of Directors, hold office for one-year terms or until their respective successors have been duly elected and have qualified.

     Edward M. Kopko is the Chairman of the Board of Directors and Chief Executive Officer. (See "Directors Continuing in Office".)

     Michael C. Hellriegel, age 46, was appointed Senior Vice President-Finance and Treasurer in November 1995 and also became the Chief Financial Officer of the Company in April 1996. Prior to that he had served as Vice President and Controller of the Company since January 1993 and of Butler Service Group, Inc. since August 1988. Mr. Hellriegel received a B.S. degree from St. Peter's College and an M.B.A. degree, with a concentration in finance, from Fairleigh Dickinson University. He is a Certified Public Accountant.

     R. Scott Silver-Hill, age 46, has been Senior Vice President-Domestic Operations since November 1995. He served as a Senior Vice President in the Contract Technical Services Division from August 1990 to November 1995 and was a Vice President in the Contract Technical Services Division from February 1988 to August 1990. Mr. Silver-Hill received B.A. degrees from the University of California at Santa Barbara in history and political science with an emphasis in public administration.

     Harley R. Ferguson, age 63, has been Senior Vice President and Chief Information Officer of the Company since April 1995 when he joined the Company. Mr. Ferguson was Vice President of O/E Systems from 1994 through 1995 where he directed the Management Information Systems department. From 1985 to 1994 he was Senior Vice President of Kelly Services, Inc. Mr. Ferguson received a Bachelor of Science degree in mathematics and physics from Carleton University, Ottawa, Canada.

                             PRINCIPAL STOCKHOLDERS

     On March 28, 2000, the directors, current executive officers of the Company, all persons known by the Company to be the beneficial owners of more than 5% of the Company's outstanding common stock, and all directors and officers of the Company and its subsidiaries as a group, beneficially owned the number of shares of the Company's common stock ("Common Stock") and Series B 7% cumulative convertible preferred stock ("Series B Preferred Stock") set forth below. Unless otherwise stated, all shares are held directly with sole voting and investment power. The business address of the named stockholders is the address of the Company, except as otherwise noted. Except as disclosed in the chart below, the Company knows of no other person or group owning 5% or more of any class of the Company's voting securities.

                                                                              Series B                 Total Equivalent
                                               Common Stock 1             Preferred Stock 2             Voting Rights 3
                                     # of Shares                        # of Shares
                                     Beneficially      % of             Beneficially     % of          # of         % of
Name                                 Owned             Class            Owned            Class         Shares       Total

Edward M. Kopko                      523,452 4         5.0%             1,070,996        22.1%5        1,594,448    10.5%
Frederick H. Kopko, Jr.              326,953 6         3.2%             1,149,059        23.7%5        1,476,012    9.9%
Hugh G. McBreen                      265,371 7         2.6%             1,112,684 8      23.0%5        1,378,055    9.2%
John F. Hegarty                      94,700 9          0.9%             597,425 10       12.3%5        692,125      4.6%
Nikhil S. Nagaswami                  114,000 11        1.1%             --               --            114,000      0.8%
Michael C. Hellriegel                93,943 12         0.9%             --               --            93,943       0.6%
R. Scott Silver-Hill                 102,309 13        1.0%             65,291           1.4%          167,600      1.1%
Harley R. Ferguson                   70,765 14         0.7%             --               --            70,765       0.5%
Lord Abbett & Co.                    1,494,267 15      14.9%            --               --            1,494,267    10.1%
Bear Stearns Asset Management        780,050 16        7.8%             --               --            780,050      5.2%

All directors and officers           1,850,359 18      16.6%            3,995,455        82.5%         5,845,814    36.6%
as a group (20 persons)17

1    Assumes as to each person or entity the exercise of his or its options.

2 Series B Preferred Stock consists of 4,843,914 outstanding shares, has one vote per share, and is convertible into shares of Common Stock at a rate of .285 per share of Series B Preferred Stock.

3    Does not assume conversion of Series B Preferred Stock

4 Includes 391,100 shares that may be purchased upon exercise of options granted under Butler stock option plans.

5    Messrs. Edward M. Kopko, Frederick H. Kopko, Jr., Hugh G. McBreen and John
     F. Hegarty have filed a Schedule 13D with respect to their purchases of Series B Preferred Stock. The reporting persons disclaim the existence of a "group" under Section 13(d) of the Exchange Act.

6 Includes 96,500 shares that may be purchased upon exercise of options granted under Butler stock option plans. The business address of Mr. Kopko is 20 North Wacker Drive, Suite 2520, Chicago, IL 60606.

7 Includes 5,437 shares beneficially owned by Mr. McBreen's children (as to which Mr. McBreen disclaims beneficial ownership) and 69,000 shares that may be purchased upon exercise of options granted under Butler stock option plans. The business address of Mr. McBreen is 20 North Wacker Drive, Suite 2520, Chicago, IL 60606.

8 Includes 2,189 shares owned by Mr. McBreen's wife (as to which Mr. McBreen disclaims beneficial ownership).

9 Includes 85,200 shares that may be purchased upon exercise of options granted under Butler stock option plans.

10 Includes 90,272 shares beneficially owned by Mr. Hegarty's wife (as to which Mr. Hegarty disclaims beneficial ownership).

11 Consists of 114,000 shares that may be purchased upon exercise of options granted under the 1992 Stock Option Plan for Non-Employee Directors.

12 Includes 78,750 shares that may be purchased upon exercise of options granted under Butler stock option plans.

13 Includes 80,000 shares that may be purchased upon exercise of options granted under Butler stock option plans.

14 Includes 68,750 shares that may be purchased upon exercise of options granted under Butler stock option plans.

15 Based on publicly available information reported on February 2, 2000, Lord Abbett & Company beneficially owns 1,494,267 shares of the Company's Common Stock. The business address of Lord Abbett & Company is 767 Fifth Avenue, New York, NY 10153.

16 Based on publicly available information reported on February 14, 2000, Bear Stearns Asset Management beneficially owns 780,050 shares of the Company's Common Stock. The business address of Bear Stearns Asset Management is 575 Lexington Avenue, New York, NY 10022.

17   Includes the officers of the Company and its principal subsidiaries.

18 Includes 1,131,175 shares that may be purchased upon exercise of options granted under Butler stock option plans.

                             EXECUTIVE COMPENSATION
                 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

     The Executive Compensation Committee and the 162(m) Executive Compensation Committee (collectively the "Committee") oversees the executive compensation policies and programs of the Company, including executive and certain non-executive officers. The Company's executive compensation programs are intended to attract and retain qualified executives and to motivate them to achieve goals that will lead to appreciation of stockholder value. A significant portion of each executive's compensation is dependent upon the Company's profitability and the appreciation in the market price of the Company's common stock. Achievement of certain other corporate goals and individual performance objectives also impact executive compensation.

     The main components of executive compensation are: base salary, annual incentive cash bonus, and longer-term equity-based incentive compensation. The Committee periodically reviews independent surveys, compensation trends, and competitive factors in making judgments on the appropriate compensation package for each executive employee. The Committee's decisions also acknowledge that Butler's Retirement Program is modest compared with many other companies.

     Executive Employment Agreements: Effective January 1, 1991, the Company and
     -------------------------------
Edward M. Kopko, the Company's President and Chief Executive Officer, entered into a certain employment agreement, which was subsequently amended and restated on July 11, 1994. On December 15, 1998, the Board of Directors and the Executive Compensation Committee approved the terms of an amendment to the amended and restated employment agreement (collectively, the "Employment Agreement"). The Employment Agreement contains a performance-based bonus plan for Mr. Kopko (the "Performance Bonus Plan") which is intended to comply with the provisions of
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").
Section 162(m) generally authorizes the tax deduction of compensation in excess of $1,000,000 per taxable year payable to a chief executive officer (and certain other officers) only where such compensation is based on performance, satisfies certain other requirements, and is approved by the stockholders. The Company's stockholders approved the Performance Bonus Plan at the Company's 1999 Annual Meeting, and Mr. Kopko's compensation in excess of $1 million is believed to be fully tax deductible beginning with 1999. The terms of Mr. Kopko's Employment Agreement are set forth below under "Employment Agreements".

     Michael C. Hellriegel, the Company's Senior Vice President--Finance, Treasurer, and Chief Financial Officer entered into a new employment agreement effective January 1, 1996, as authorized by the Committee. R. Scott Silver-Hill, the Company's Senior Vice President - Domestic Operations, entered into an employment agreement effective July 1991, as authorized by the Committee. Harley
R. Ferguson, the Company's Senior Vice President and Chief Information Officer, entered into an employment agreement effective April 1995, as authorized by the Committee. The terms of these employment agreements are set forth below under "Employment Agreements".

     Base Salary: The salaries of the other executive and non-executive officers
     -----------
within the purview of the Committee are based on a periodic review of surveys of companies of comparable size and complexity. In certain cases, the Company has hired executive talent from outside, and both base pay and other compensation elements have been determined with the guidance of the executive search firm used for that purpose. Except for certain equity adjustments or a significant increase in responsibilities, annual salary increases are generally limited to cost of living adjustments.

     According to independent surveys, including particularly the Wyatt Data Services Compensation Surveys - All Industries (Excluding Financial Services and Non Profit Organizations) and the Mercer Information Systems Compensation Survey, the combined base salaries of the Company's officers as a group, including the named executive officers, are 2.9% above the median and 9.5% below the average for their positions and company size, based on revenues. Mr. Kopko's base salary individually is 7.1% above the median and 4.1% below the average for his position and company size. The Wyatt Survey was used because it covers a larger number and variety of companies than the Peer Group.

     Annual Incentive Cash Bonus: Each executive officer and certain
     ---------------------------
non-executive officers are eligible to participate in an annual cash bonus plan. A contractual agreement is reached early in the year, with each such officer to be given the opportunity to earn a cash bonus based in part on the achievement of profitability and in part on the accomplishment of several key individual, department, or business unit objectives that are believed to be vital to the Company's success. The financial objectives are generally based on operating income of the Company as a whole, or of a business unit, division or region--rather than on target thresholds. The mix between financial and non-financial objectives depends upon the nature of each executive's responsibilities. An officer with bottom line responsibility typically has a greater portion of incentive bonus tied to the operating profit of his or her group. However, all executive officers and non-executive officers have some portion of their bonus dependent upon the successful completion of non-financial objectives such as specific projects for their group and/or individually.

     The bonuses awarded in 1999 to the officers (other than the CEO) reflect the mix of corporate, department and individual performance achieved. This is consistent with the Committee's intent to tie pay closely to performance. Mr. Kopko's bonus was based primarily on the Performance Bonus Plan formula which is a percentage of operating income as defined in his employment agreement as amended (approximately 87% of the total bonus), and the balance equal to 25% of the base salary based on the achievement of certain key objectives. These objectives included a continuing migration to higher margin business, enhancing shareholder value, continuing technology improvements for greater productivity in the sales and recruiting functions, refining the efficiency and productivity improvement program, and customer satisfaction, employee satisfaction, and quality improvements. The Committee acknowledges the decline of the Company's share price that was steeper than the average decline of the Company's industry peer group in 1999. At the same time, the Committee recognizes that the Company's stock significantly outperformed the peer group over a three and five-year period. Importantly, the Company again achieved record earnings as it successfully continues to focus its energies and resources on its higher margin growth businesses.

     Longer-Term Equity-Based Incentive Compensation: The Company has several
     -----------------------------------------------
longer-term, equity-based plans whose purpose is to promote the interests of the Company and its stockholders by encouraging greater management ownership of the Company's Common Stock. Such plans provide an incentive for the creation of stockholder value over the long term, since the full benefit of the compensation package cannot be realized unless an appreciation in the price of the Company's Common Stock occurs. Additionally, these plans strengthen the Company's ability to attract and retain experienced and knowledgeable employees over a longer period and to furnish additional incentives to those employees upon whose judgment, initiative and efforts the Company largely depends.

     These plans include the 1990 Employee Stock Purchase Plan, the 1985 and 1992 Incentive Stock Option Plans, the 1985 and 1992 Non-Qualified Stock Option Plans, and the 1992 Stock Bonus Plan.

     The Committee believes it is important that the CEO and other senior officers have a significant number of stock options whose value can provide a powerful incentive to driving the Company's bottom line and stock performance. Stock option awards are also based on an officer's level of responsibilities and expected contribution, rather than following the achievement of certain targets. In December 1999, 150,000 non-qualified stock options were awarded to the CEO. Also in December 1999, 30,000 incentive stock options were awarded to one other listed executive officer. Also during 1999, an aggregate of 29,125 incentive stock options were awarded to eight other employees, including non-executive officers and other key personnel. In February 2000, a total of 32,500 incentive stock options were granted to six officers including two listed executive officers. The future value of all options will depend on the Company's success in increasing stockholder value.

     Under the 1992 Stock Bonus Plan, the Committee may make awards of stock to individuals who, in the Committee's judgment, have made significant contributions to the Company or its subsidiaries. No stock bonus awards were made in 1999.

     The 1990 Employee Stock Purchase Plan was designed to provide long-term incentive compensation to officers, directors and key employees. The Plan, which made available $2.5 million for loans to such officers, directors, and key employees to purchase Company stock, rewarded such persons for, among other things, achieving long range corporate goals, achievement of targeted profitability levels that are sustained over a longer period of time, developing new growth objectives for each business unit based on analysis of market potential, developing and achieving long-range sales growth, and upgrading of technology, systems and processes. The Company forgave certain loans in previous years. However, since 1996, the Employee Stock Purchase Plan has been dormant as the Committee has deferred any further loan forgiveness and has granted no new loans.

     The Executive Compensation Committee believes that the executive compensation policies and programs serve the interests of the stockholders. Such compensation is intended to be a function of the Company's increase in profits and share price value over a longer-term perspective.

     Internal Revenue Code Section 162(m): Section 162(m) of the Code prevents
     ------------------------------------
publicly held corporations, including the Company, from taking a tax deduction for compensation paid to a "covered employee" in a taxable year to the extent that the compensation exceeds $1 million and is not qualified performance-based compensation under the Code. Generally, covered employees are the executive officers named in the Summary Compensation Table. At the Company's 1999 Annual Meeting, the Stockholders approved amendments to and restatements of the Company's Employee Stock Plans and the Company's Performance Bonus Plan for the President and Chief Executive Officer in compliance with Section 162(m) of the Code. As a result, the compensation realized in connection with stock options and cash awards granted thereunder is excluded from the deduction limit.

     The Committee's intent is to preserve the deductibility of compensation payments and benefits to the extent reasonably practical. The Committee, however, retains the discretion to authorize compensation that does not qualify for income tax deductibility.

                                                EXECUTIVE COMPENSATION COMMITTEE

                                                John F. Hegarty
                                                Frederick H. Kopko, Jr.
                                                Hugh G. McBreen
                                                Nikhil S. Nagaswami

                           SUMMARY COMPENSATION TABLE


                                                 Annual Compensation                          Long-Term
                                                                                              Compensation
                                                                                              Awards2

                                                                        Other                 Securities      All
Name & Principal                                                        Annual                Underlying      Other
Position                    Year       Salary ($)      Bonus ($)        Compensation ($)1     Options (#)     Compensation ($)3

Edward M. Kopko             1999       416,062         829,614          244,095               150,000         67,424
  President and             1998       403,595 4       823,781          102,211               --              55,424
  CEO                       1997       377,031         604,483          96,360                --              55,094
Michael C. Hellriegel       1999       161,537         81,554           1,074                 30,000          1,464
  Sr. VP - Finance,         1998       158,224 4       113,416          1,074                 10,000          1,330
  Treasurer, and CFO        1997       149,239         80,320           1,074                 12,500          877
R. Scott Silver-Hill        1999       250,000         121,310          2,147                 --              1,549
  Sr. VP Domestic           1998       174,958 4       218,599          2,147                 7,500           1,398
  Operations                1997       159,870         180,885          2,147                 7,500           1,030
Harley R. Ferguson          1999       186,143         51,104           --                    --              7,488
  Sr. VP and Chief          1998       182,325 4       71,045           --                    5,000           9,575
  Information Officer       1997       171,970         63,024           --                    5,000           --

1 Consists of imputed interest on loans to buy common stock of the Company. For Mr. Kopko, in addition to imputed interest on such loans in the amount of $96,578 for 1999, $27,665 for 1998 and $24,589 for 1997, includes tax gross-up on imputed interest and insurance payments in the amounts of $87,100 and $ 60,417, respectively, in 1999, $24,951 and $49,595 in 1998, and $22,176 and $49,595 in 1997.

2 No options were repriced during the last fiscal year or at any time since the Company's inception.

3 Consists of imputed cost of Company-paid term life insurance. Includes Company insurance payments for Mr. Kopko of $66,992 in 1999 and $54,992 each in 1998 and 1997.

4    Salaries for 1998 include 53 payroll weeks.

Employment Agreements:
----------------------

     Effective January 1, 1991, the Company and Edward M. Kopko, the Company's President and Chief Executive Officer, entered into a certain employment agreement, which was subsequently amended and restated on July 11, 1994. On December 15, 1998, the Board of Directors and the Executive Compensation Committee approved the terms of an amendment to the amended and restated employment agreement (collectively, the "Employment Agreement"). The Employment Agreement contains a performance-based bonus plan for Mr. Kopko (the "Performance Bonus Plan") which is intended to comply with the provisions of
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").
Section 162(m) generally authorizes the tax deduction of compensation in excess of $1,000,000 per taxable year payable to a chief executive officer (and certain other officers) only where such compensation is based on performance, satisfies certain other requirements, and is approved by the stockholders. The Company's stockholders approved the Performance Bonus Plan at the Company's 1999 Annual Meeting, and Mr. Kopko's compensation in excess of $1 million is believed to be fully tax deductible beginning with 1999.

     Under the Employment Agreement, Mr. Kopko has agreed to serve as President and Chief Executive Officer of the Company, and in similar capacity for the Company's subsidiaries, for a term commencing on January 1, 1991 and terminating three years after a notice of termination is given by either the Company or Mr. Kopko, subject to earlier termination in accordance with the terms of the Employment Agreement.

     The Employment Agreement provides for base compensation and annual raises of not less than 5% of the prior year's salary. Mr. Kopko will also receive payment of a performance bonus (referred to in the Employment Agreement as an annual cash bonus) in an amount equal to 5% of the Company's operating income of $3 million or less, plus 3% of operating income above $3 million. The Employment Agreement also provides for an incentive bonus based on the successful completion of management objectives and other factors. In no event is the total annual bonus to exceed four times Mr. Kopko's base salary.

     "Operating Income" is defined in the Employment Agreement as net income of the Company's principal operating subsidiary before adjustments for Federal and State income taxes and taxes imposed at the federal/national level by foreign countries (based upon income), and excluding extraordinary items. "Operating income" is also defined to exclude such items as corporate expense allocation from the Company and certain goodwill amortization, and to include items such as general and administrative expense and related working capital interest income and expense.

     The Employment Agreement further provides that prior to the end of each calendar quarter, the Company shall advance to Mr. Kopko an amount equal to the sum of the following: (i) eighty percent (80%) of the Company's estimate of Mr. Kopko's performance bonus for said quarter based on the operating income of the Company, as reported to the Board of Directors for the quarter; and (ii) eighty percent (80%) of the Company's incentive bonus for said quarter, based on satisfactory progress toward completion of the management objectives. To the extent that the quarterly advances exceed the annual cash bonuses, as declared, the Employment Agreement provides that Mr. Kopko must return this excess.

     Mr. Kopko is also entitled to benefits, including stock options and payment of taxes on his behalf based on imputed income. If the Company breaches its duty under the Employment Agreement, if Mr. Kopko determines in good faith that his status with the Company has been reduced, or if, after a change in control of the Company, Mr. Kopko determines in good faith that the financial prospects of the Company have significantly declined, Mr. Kopko may terminate his employment and receive all salary and bonus owed to him at that time, pro rated, plus three times the highest annual salary and bonus paid to him in the three years immediately preceding the termination.

     In January 1996, the Company entered into an employment agreement with Michael C. Hellriegel. Mr. Hellriegel's employment agreement is terminable by either party with four months prior notice. Mr. Hellriegel is eligible for bonuses of up to 50% of his base salary, based on the Company obtaining specified management objectives (as defined) and other factors and a provision for an additional bonus based on over-achievement of profit plan. The employment agreement provides that if Mr. Hellriegel's employment is terminated other than for cause, he will be entitled to four months salary. The agreement provides that Mr. Hellriegel will not compete with the Company for a period of one year after termination of employment.

     In July 1991, the Company entered into an employment agreement with R. Scott Silver-Hill. Mr. Silver-Hill's employment agreement is terminable by either party with six months prior notice. Mr. Silver-Hill is eligible for bonuses of up to 50% of his base salary, based on the Company obtaining specified management objectives (as defined) and other factors and a provision for an additional bonus based on over-achievement of operating plan. The employment agreement provides that if Mr. Silver-Hill's employment is terminated other than for cause, he will be entitled to six months salary. The agreement provides that Mr. Silver-Hill will not compete with the Company for a period of one year after termination of employment.

     In April 1995, the Company entered into an employment agreement with Harley
R. Ferguson. Mr. Ferguson's employment agreement is terminable by either party with six months prior notice. Mr. Ferguson is eligible for bonuses of up to 25% of his base salary, based on the Company obtaining specified management objectives (as defined) and other factors and a provision for an additional bonus based on over-achievement of operating plan. The employment agreement provides that if Mr. Ferguson's employment is terminated other than for cause, he will be entitled to six months salary. The agreement provides that Mr. Ferguson will not compete with the Company for a period of one year after termination of employment.

                             OPTIONS GRANTED IN 1999
                                Individual Grants

                                 Number of                     % of
                                 Securities               Total Options                                        Grant Date
                             Underlying Options             Granted to            Exercise     Expiration       Present
Name                              Granted            Employees in Fiscal Year       Price         Date3          Value4

Edward M. Kopko                   150,000 1                   71.7%                 $8.00       12/01/09        $674,296
Michael C. Hellriegel             30,000 2                    14.3%                 $8.00       12/01/09        134,859

1 Consists of options granted under the 1992 Stock Option Plan on December 1, 1999, of which 30,000 will be exercisable on each of December 1, 2000, 2001, 2002, 2003 and 2004.

2 Consists of options granted under the 1992 Incentive Stock Option Plan on December 1, 1999, of which 10,000 will be exercisable on each of December 1, 2000, 2001 and 2002.

3 These options could expire earlier in certain situations such as an individual's termination of employment with the Company.

4 The estimated fair value of stock options is measured at the date of grant using the Black-Scholes option pricing model based on the following assumptions: expected stock price volatility of 60% based on the average weekly closing price of the Company's common stock for 1999; expected term to exercise of approximately 6.5 years; and interest rates equal to the U.S. Treasury Note rates in effect at the date of grant (6.28% for options granted on December 1, 1999). The actual value, if any, an individual may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. Consequently, there is no assurance the value realized will be at or near the value estimated above.

                 AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1999
                         AND 1999 YEAR-END OPTION VALUES

                                                                                      # of Securities     Value of Unexercised
                                                                                           Underlying             In-the-Money
                                                                                  Unexercised Options                  Options
                                                                                     at 1999 Year-End         at 1999 Year-End

                                                 Shares
             Name of Individual                Acquired               Value              Exercisable/              Exercisable/
                                            On Exercise            Realized             Unexercisable             Unexercisable

             Edward M. Kopko                    187,500          $1,734,375                  241,100 1               $1,846,782
                                                                                             150,000                   $450,000

             Michael C. Hellriegel                    0                  $0                   32,500 2                 $153,747
                                                                                              46,250                   $106,249

             R. Scott Silver-Hill                     0                  $0                   61,250 3                 $373,928
                                                                                              11,250                        --

             Harley R. Ferguson                       0                  $0                   56,250 4                 $310,946
                                                                                               7,500                        --

1 Consists of non-qualified stock options to purchase 26,100 shares, granted in 1986 and 1987 at an option price of $6.68 per share; incentive stock options to purchase 125,000 shares, granted in September 1990 at an exercise price of $2.93 per share; a currently exercisable option to purchase 90,000 shares under the 1992 Incentive Stock Option Plan, granted on August 2, 1993, at an exercise price of $2.93 per share; and an option to purchase 150,000 shares under the

     1992 Non-Qualified Plan, granted on December 1, 1999, at an exercise price of $8.00 per share, of which 30,000 will become exercisable on each of December 1, 2000, 2001, 2002, 2003 and 2004.

2 Consists of currently exercisable incentive stock options to purchase 15,000 shares granted in December 1995 at an exercise price of $2.92 per share; currently exercisable incentive stock options for 11,250 shares granted in January 1997 at an exercise price of $6.67 per share; incentive stock options for 7,500 shares granted in December 1997 at an exercise price of $11.25 per share, of which 2,500 became exercisable on each of December 9, 1998 and 1999, and 2,500 of which will become exercisable on December 9, 2000; incentive stock options for 15,000 shares granted in December 1998 at an exercise price of $14.58 per share, of which 5,000 became exercisable on December 30, 1999, and 5,000 will become exercisable on each of December, 30, 2000 and 2001; and incentive stock options for 30,000 shares granted in December 1999 at an exercise price of $8.00 per share, of which 10,000 will become exercisable on each of December 1, 2000, 2001 and 2002.

3 Consists of currently exercisable incentive stock options for 12,500 shares, granted in September 1990 at an exercise price of $2.93 per share; currently exercisable incentive stock options for 11,250 shares, granted in January 1993 at an exercise price of $2.08 per share; currently exercisable incentive stock options for 15,000 shares granted in December 1995 at an exercise price of $2.92 per share; currently exercisable incentive stock options for 11,250 shares granted in December 1996 at an exercise price of $6.42 per share; incentive stock options for 11,250 shares granted in December 1997 at an exercise price of $11.25 per share, of which 3,750 became exercisable on each of December 9, 1998 and 1999, and 3,750 will become exercisable on December 9, 2000; and incentive stock options for 11,250 shares granted in December 1998 at an exercise price of $14.58 per share, of which 3,750 became exercisable on December 30, 1999, and 3,750 will become exercisable on each of December 30, 2000 and 2001.

4 Consists of currently exercisable incentive stock options for 37,500 shares granted in April 1995 at an exercise price of $4.08 per share; currently exercisable incentive stock options for 11,250 shares granted in December 1996 at an exercise price of $6.42 per share; incentive stock options for 7,500 shares granted in December 1997 at an exercise price of $11.25 per share, of which 2,500 became exercisable on each of December 9, 1998 and 1999, and 2,500 of which will become exercisable on December 9, 2000; and incentive stock options for 7,500 shares granted in December 1998 at an exercise price of $14.58 per share, of which 2,500 became exercisable on December 30, 1999, and 2,500 will become exercisable on each of December 30, 2000 and 2001.

                                 RETIREMENT PLAN

     Staff employees of the Company, including the executive officers referred to in the Summary Compensation Table, are entitled to participate in the Butler Service Group, Inc. Defined Benefit Plan (the "Plan"), which is a non-contributory, defined benefit retirement plan. Retirement benefits are computed on the basis of a specified percentage of the average monthly base compensation (during any 60 consecutive months of an employee's final 120 months of employment which results in the highest average) multiplied by the employee's years of credited service. The Plan provides for several optional forms of benefit payment including a straight life annuity, a 50% joint and survivor annuity, a period certain annuity, and a lump sum. Retirement benefits are in addition to benefits payable from Social Security. Normal retirement age is 65, although benefits may begin as early as age 55 with ten years of service. A pension benefit is vested after five years of service.

     The Defined Benefit Plan was frozen as of December 31, 1996. As of December 31, 1996, the following executive officers of the Company had the following years of credited service for retirement compensation purposes: Mr. Kopko--11, Mr. Hellriegel--15, Mr. Silver-Hill--15, and Mr. Ferguson--2. The following table shows the estimated annual retirement benefits payable assuming that retirement occurs at age 65.

Average Annual Earnings for                       PENSION PLAN TABLE
the Highest Consecutive 60 Months                  Years of Service
of Last 120 Months Prior to 1/1/97     --------------------------------------

                                          10        15        20        25
                                       --------------------------------------

         $100,000...........           $11,532    $17,298  $23,064   $28,830
         $150,000*.........            $17,532    $26,298  $35,064   $43,830

*Salary limited by terms of Plan and the law to $160,000 as of January 1, 1997. For Mr. Kopko, the compensation used for service prior to 1994 is $235,840.

     The above pensions are offset by pension equivalents from two other plans:
(1) The Company sponsored Employee Stock Ownership Plan ("ESOP"); and (2) Pensions purchased from Nationwide Insurance Company due to termination of predecessor plan. The ESOP has approximately 63,000 shares of the Company's stock. The shares of stock were allocated to employees over seven years beginning in 1987 and ending in 1993.

     Effective January 1, 1997, a new retirement plan was implemented for staff employees, including the executive officers referred to in the Summary Compensation Table, and for certain salaried employees of Butler Technology Solutions ("BTS"). The new plan is based on a partial Company matching contribution for staff employees and BTS salaried employees who participate in the Company's 401(k) Retirement Savings Plan.


                                PERFORMANCE GRAPH
                 Comparison of Five-year Cumulative Total Return
                        Among Butler International, Inc.
                    Peer Group Index and NASDAQ Market Index


                                                     1994     1995     1996     1997    1998     1999
                                                     ------------------------------------------------

                  Butler International, Inc.         100       89.58   170.83   291.67  440.62   274.86
                  Peer Group Index                   100      131.03   165.51   239.80  196.57   177.02
                  NASDAQ Market Index                100      129.71   161.18   197.16  278.08   490.46

                    ASSUMES $100 INVESTED ON JANUARY 1, 1994
                          ASSUMES DIVIDENDS REINVESTED
                          YEAR ENDING DECEMBER 31, 1999

     During the past several years the Company has been strategically broadening and strengthening its business mix to include higher value added services. The peer group index first used two years ago includes 20 public companies, and is more representative of the breadth of Butler's current business mix and the direction in which the Company is heading, than was the much narrower peer group used prior to 1997.

     Peer Group: Alternative Resources, CDI Corporation, Comforce Corporation, Computer Horizons Corporation, Computer Task Group, Inc., Interim Services, Inc., Joule, Inc., Keane, Inc., Kelly Services, Manpower, Inc., Metamor Worldwide, Inc., Modis Professional Services, National Techteam, Inc., Olsten Corporation, On Assignment, Inc., RCM Technologies, Inc., Renaissance Worldwide, Robert Half International, SOS Staffing Services, Inc., and Volt Information Sciences, Inc., weighted by market capitalization at the beginning of each period for which a return is indicated.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Audit Committee and the Executive Compensation Committee of the Board of Directors consist of Messrs. Frederick H. Kopko, Jr., Hegarty, McBreen, and Nagaswami. The Stock Option Committee and the Section 162(m) Executive Compensation Committee of the Board of Directors consist of Messrs. Hegarty and Nagaswami.

     During 1999, the Company paid or accrued $556,000 in legal fees and expenses to McBreen & Kopko, of which Messrs. Frederick H. Kopko, Jr. and McBreen are partners.

     Under various stockholder-approved option plans and other stock purchase agreements, Messrs. Frederick H. Kopko, Jr., Hegarty and McBreen have executed primarily non-interest bearing notes payable to the Company to purchase common stock. As of December 31, 1999, $2,533,868 remained outstanding under such notes. On January 13, 2000, Mr. McBreen executed a non-interest bearing promissory note payable to the Company for $144,780 to exercise Common Stock Purchase Warrants for 60,000 shares that had been granted in May 1993.

     Except for one note from Frederick H. Kopko, Jr., with a December 31, 1999 balance of $121,630, the full principal amount of each loan set forth above is currently outstanding and has been outstanding since the date of the loans. All of the loans set forth above are currently collateralized by all of the Series B Preferred Stock held by each director.

                              CERTAIN TRANSACTIONS

     Edward M. Kopko previously executed, in 1990 and 1991, non-interest bearing notes totaling $684,000 to purchase 258,333 shares of Common Stock under various stock purchase and option plans. In 1997, Edward M. Kopko executed a non-interest bearing note for $51,102 to purchase 7,650 shares of Common Stock that had been granted under the 1985 Non-Qualified Stock Option Plan. The outstanding aggregate balance of the loans on December 31, 1999, and the largest aggregate principal amount of the loans outstanding during 1999 was $359,352. On March 2, 1999, Edward M. Kopko executed a non-interest bearing note for $890,625 to purchase 187,000 shares of Common Stock that had been granted under the 1992 Non-Qualified Stock Option Plan. On March 2, 1999, the Company also provided Edward M. Kopko with a loan in the amount of $822,441 to enable him to meet his tax obligation on this exercise, including statutory withholding taxes.

           PROPOSAL 2: PROPOSAL TO AMEND THE 1992 EMPLOYEE STOCKPLANS
               TO INCREASE THE NUMBER OF SHARES SUBJECT TO OPTIONS

     The Board of Directors recommends the adoption of an amendment to the Company's 1992 Employee Stock Plans to increase the number of shares subject to options from 2,595,000 to 2,970,000. In 1992, the Company adopted an employee stock-based program consisting of three integrated plans. These plans are the 1992 Stock Option Plan (the "Non-Qualified Plan"), 1992 Incentive Stock Option Plan (the "ISOP"), and 1992 Stock Bonus Plan ("Stock Bonus Plan").

     The purpose of the Non-Qualified Plan, the ISOP and the Stock Bonus Plan is to promote the interests of the Company and its stockholders by strengthening the Company's ability to attract and retain experienced and knowledgeable employees and to furnish additional incentives to those employees upon whose judgment, initiative and efforts the Company largely depends. Prior to Stockholder approval of the proposed amendment to the Plans, a maximum of 2,595,000 shares may be issued thereunder. Since January 1, 1993, the Company has granted options for 1,208,625 shares under these three plans and canceled 126,375 options, leaving a balance available of 1,512,750.

     The text of the Non-Qualified Plan, the ISOP, and the Stock Bonus Plan, as proposed to be amended (collectively, the 1992 "Employee Stock Plans") is available from the Secretary of the Company. The following is a summary of the 1992 Employee Stock Plans, as amended.

Description of the Non-Qualified Plan
-------------------------------------

     The Non-Qualified Plan permits the Stock Option Committee (the "Committee"), consisting of at least two members of the Board of Directors who are not employees of the Company and who are appointed to the Committee from time to time by the Board of Directors, to grant common stock options to individuals who, in the judgment of the Committee, have made significant contributions to the Company or any subsidiary thereof (including directors and officers who are full or part-time employees of the Company, but excluding directors who are not employees of the Company). Options granted under the Non-

Qualified Plan are not intended to qualify as "incentive stock options" under the Code. The Non-Qualified Plan provides that the maximum term of an option granted under the Non-Qualified Plan is ten years and that the exercise price of options granted under the Non-qualified Plan will be not less than 100% of the fair market value on the date of grant.

Description of the ISOP
-----------------------

     The ISOP permits the Committee to grant common stock options to individuals who, in the judgment of the Committee, have made significant contributions to the Company or any subsidiary thereof (including directors and officers who are full or part-time employees of the Company, but excluding directors who are not employees of the Company).

     It is intended that all options granted under the ISOP will qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986 (the "Code"). If any such options are issued, they may be exercised at a price that is not less than the fair market value of the stock on the day the option is granted; provided that, if on the date of any grant the recipient holds more than 10% of the combined voting power of all classes of the Company's stock or of any parent or subsidiary of the Company, the exercise price must be at least 110 % of the fair market value of the stock on the day the option is granted. The ISOP provides that the maximum term of an option granted under the ISOP is ten years from the date of grant. The aggregate fair market value of the stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year may not exceed $100,000.

Provisions Common to the Non-Qualified Plan and the ISOP
--------------------------------------------------------

     Payment of the option exercise price in either the Non-Qualified Plan or the ISOP may be in cash, by check, or with the consent of the Committee, by a non-interest bearing promissory note up to the limit permitted under the Federal Reserve Board Regulations, of term no greater than seven years, which shall be secured by a pledge of the shares to be acquired upon exercise of the option. In addition, payment for shares purchased under an option may, with the consent of the Committee, be made, in whole or in part by tendering shares of Common Stock, valued at the fair market value, in lieu of cash.

     No option granted under either of the plans will be valid if not granted before January 1, 2003. There is no formula for determining the numbers of options to be granted under either of the plans. Any grants of options will reflect the Committee's judgment (in its sole discretion) of the relative value of the contribution of the grantee in respect to such matters as revenue production and expense control.

     The Board of Directors may, insofar as permitted by law, from time to time, with respect to any shares of stock at the time not subject to outstanding options, suspend or discontinue either the Non-Qualified Plan or the ISOP or revise or amend them in any respect whatsoever except that, without approval of the holders of a majority of Common Stock, no such revision or amendment shall change the number of shares of stock subject to such plan (except as permitted under certain limited circumstances), change the designation of the class of employees eligible to receive options, remove the administration of such plan from the Committee, or render any member of the Committee eligible to receive an option under such plan while serving thereon.

Description of The Stock Bonus Plan
-----------------------------------

     The Stock Bonus Plan provides that the Committee may make awards of stock to individuals who, in the judgment of the Committee, have made significant contributions to the Company or any subsidiary thereof (including directors and officers who are full or part-time employees of the Company, but excluding directors who are not employees of the Company). Awards may be made by the Committee on the basis of pre-established goals, or to reward performance, or both. For example, the Committee may identify persons who may become eligible for a stock award under the Plan, and establish certain goals or targets which, if met, will entitle the persons so selected to receive such stock. Similarly, the Committee may identify those persons who have made significant contributions to the Company and, therefore, are deserving of special awards for their efforts. Members of the Committee may not receive awards under the Plan. The Plan will also serve to increase employee ownership in the Company and alignment with stockholders, while conserving cash.

     Upon the receipt of a stock award, the participant must present his award certificate within 30 days to the Company. If a participant's employment with the Company is terminated for any reason, other than by death or disability, prior to the issuance of the shares, the award is deemed to have lapsed and the shares may become subject to future awards. If a participant dies or becomes disabled prior to the issuance of the shares, then the award may be presented by the participant or his personal or legal representative at any time within six months after the date of the award. Except upon death, the award is not transferable. Consistent with the interests of the Company in increasing employee stock ownership, shares acquired under the Plan must be held for six months following the date of receipt of the shares.

     The Plan has a term of ten years, unless extended or earlier terminated by the Board of Directors.

Federal Income Tax Consequences
-------------------------------

     With respect to options granted under the Non-Qualified Plan, generally an optionee does not realize taxable income, and the Company will not be allowed a deduction on the grant date. However, the difference between the option price and the fair market value of the stock on the date the option is exercised will be taxable as ordinary income to the optionee and will be deductible by the Company as compensation on such date. Gain or loss on the subsequent sale of such stock will be eligible for capital gain or loss treatment by the optionee and will have no federal income tax consequences to the Company. Different rules may apply if an optionee, who is an officer, director or more than 10% stockholder, exercises options within six months of the grant date.

     With respect to options granted under the ISOP, if the optionee does not make a disqualifying disposition of stock acquired on exercise of such options, no income for federal income tax purposes will result to such optionee upon the granting or exercise of the option (except that the amount by which the fair market value of the stock at the time of exercise exceeds the option price will be a tax preference item under the alternative minimum tax), and in the event of any sale thereafter, any amount realized in excess of his or her cost will be taxed as long-term capital gain and any loss sustained will be long-term capital loss. In such case, the Company will not be entitled to a deduction for federal income tax purposes in connection with the issuance or exercise of the option. A disqualifying disposition will occur if the optionee makes a disposition of such shares within two years from the date of the granting of the option or within one year after the transfer of such shares to him or her. If a disqualifying disposition is made, the difference between the option price and the lesser of
(i) the fair market value of the stock at the time the option is exercised or
(ii) the amount realized upon disposition of the stock will be treated as ordinary income to the optionee at the time of disposition and will be allowed as a deduction to the Company.

     With respect to the restricted stock bonus awards, the participant will realize income in an amount equal to the fair market value of the shares on the date of grant, and the Company will be allowed a tax deduction.

     The described tax consequences are based on current laws, regulations and interpretations thereof, all of which are subject to change. In addition, the discussion is limited to federal income taxes and does not attempt to describe state and local tax effects that may accrue to participants or the Company.

Plan Benefits
-------------

     As described above, the selection of the employees of the Company or subsidiaries thereof who will receive grants under the Employee Stock Plans is to be determined by the Committee in its sole discretion. Therefore, it is not possible to predict the amounts that will be received by particular employees. In 1999, executive officers Edward M. Kopko and Michael C. Hellriegel received aggregate options to purchase 180,000 shares of Common Stock under the 1992 Non-Qualified Plan and the 1992 ISOP. Also during 1999, eight other employees, including officers and other key personnel, received aggregate options to purchase 29,125 shares of Common Stock under the 1992 ISOP. In February 2000, six officers, including executive officers R. Scott Silver-Hill and Harley R. Ferguson, received aggregate options to purchase 32,500 shares of Common Stock under the 1992 ISOP. However, no dollar value is assigned to such options because their exercise price was the fair market value of the underlying Common Stock on the date of grant.

Increase in the Number of Shares Reserved for Issuance
------------------------------------------------------

     It is proposed to increase the number of shares of Common Stock reserved for issuance under the Employee Stock Plans from 2,595,000 to 2,970,000. The proposed increase in the number of shares issuable pursuant to the 1992 Employee Stock Plans will enable the Company to grant additional options and other awards to current participants, which will enable such participants to maintain their proportionate interest in the Company, and to attract such additional personnel as may be necessary in view of the Company's expanding operations.

     In the event that the amendment to the 1992 Employee Stock Plans is not approved by the stockholders, the Employee Stock Plans will remain in effect as previously adopted. Any options outstanding under the Employee Stock Plans prior to the amendment to the Employee Stock Plans shall remain valid and unchanged.

General
-------

     The adoption of this amendment to the Non-Qualified Plan, the ISOP, and the Stock Bonus Plan requires the approval of a majority of the votes cast by holders of the shares of Common Stock and the Company's 7% Series B Cumulative Preferred Stock, voting together as a single class, represented at the meeting and entitled to vote. Shares may be voted for or withheld from this matter. Under Securities and Exchange Commission regulations regarding stockholder approval of stock option plans, shares entitled to cast votes on this matter at the meeting which are withheld from this matter will be treated for all purposes relevant to this matter as being present at the meeting and entitled to vote and thus will have the same effect as a vote of such shares against this matter. Shares entitled to cast votes on this matter at the meeting which are the subject of a broker non-vote on this matter will be treated for quorum purposes relevant to this matter as being present at the meeting and entitled to vote but not be so treated in determining whether a majority or other required percentage of the shares present and entitled to vote on the matter has been obtained.

     The Board of Directors unanimously recommends a vote FOR Proposal 2 amending the 1992 Non-Qualified Stock Option Plan, the 1992 Incentive Stock Option Plan, and the 1992 Stock Bonus Plan.

                        PROPOSAL 3: PROPOSAL TO AMEND THE
                1992 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
               TO INCREASE THE NUMBER OF SHARES SUBJECT TO OPTIONS

     The Board of Directors recommends the adoption of an amendment to the Company's 1992 Stock Option Plan for Non-Employee Directors (the "Plan") to increase the number of shares that may be subject to options thereunder from 645,000 to 735,000.

     The purpose of the Plan is to promote the interests of the Company and its stockholders by strengthening the Company's ability to attract and retain experienced and knowledgeable non-employee directors and to encourage them to acquire an increased proprietary interest in the Company. The Plan is administered by the Board of Directors (the "Board"). The Plan provides for a grant of options to each non-employee director on the day following each annual meeting to purchase 18,000 shares of Common Stock at an exercise price equal to the fair market value on the date of grant. The Plan further provides that a newly elected non-employee director will receive an additional one-time grant of options to purchase 18,000 shares of Common Stock on the day following the meeting of his or her initial election at an exercise price equal to the fair market value on the date of grant.

     Currently 645,000 shares are authorized for issuance and 501,000 have been issued under the Plan. The Company recommends an increase in the aggregate number of shares that may be subject to options under the Plan by an additional 90,000 shares. This amendment will provide for options to be granted following the 2001 Annual Meeting on the same terms as options granted following the 2000 Annual Meeting. It will also permit options to be granted if a new Board member is elected in the future, although the Company does not have any current plans to nominate a new Board member.

     The text of the proposed Plan is available from the Secretary of the Company. The following is a Plan summary, as amended.

     Payment of the option exercise price may be in cash, by delivery of previously owned Common Stock having a fair market value equal to the option price, by a combination of cash and stock, or by a non-interest bearing promissory note, of term not greater than seven years, secured by a pledge of the shares of common stock to be acquired upon exercise of the option. All options granted under the Plan are non-statutory -- not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended. The federal income tax consequences are similar to those described above with respect to the Non-Qualified Plan.

     If an optionee ceases to be a director before an option vests, the option is forfeited. Each option expires ten years from the date of its grant. Outstanding options will expire earlier if an optionee terminates service as a director other than by reason of retirement, total disability or death. In those events, the option will then expire one year from the date of death or termination or on the stated grant expiration date, whichever is earlier. Options are not transferable during the lifetime of the optionee, except that an option may be transferable to members of the optionee's immediate family, to a partnership whose members are only the optionee and/or members of the optionee's immediate family, or to a trust for the benefit of only the optionee and/or members of the optionee's immediate family. Options that are forfeited or terminated will again be available for grant. Shares may be authorized but unissued, currently held or reacquired shares.

     The Board may amend, terminate or suspend the Plan at any time, provided that no amendment regarding amount, price or timing of the grants may be made more than once every six months other than to comport with changes in certain Securities Exchange Act and Internal Revenue Code requirements. Amendments that would materially increase the number of shares that may be issued, materially modify the requirements as to eligibility for Plan participation, or materially increase the benefits to Plan participants must be approved by stockholders.

     Under the Plan, each of the four non-employee directors will receive options to purchase 18,000 shares of Common Stock on May 12, 2000. However, no dollar value is assigned to the options because their exercise price will be the fair market value of the Common Stock on the date of grant.

     The adoption of this amendment to the 1992 Stock Option Plan for Non-Employee Directors requires the approval of a majority of the votes cast by holders of the shares of Common Stock and the Company's 7% Series B Cumulative Preferred Stock, voting together as a single class, represented at the meeting and entitled to vote. Shares may be voted for or withheld from this matter. Under Securities and Exchange Commission regulations regarding stockholder approval of stock option plans, shares entitled to cast votes on this matter at the meeting which are withheld from this matter will be treated for all purposes relevant to this matter as being present at the meeting and entitled to vote and thus will have the same effect as a vote of such shares against this matter. Shares entitled to cast votes on this matter at the meeting which are the subject of a broker non-vote on this matter will be treated for quorum purposes relevant to this matter as being present at the meeting and entitled to vote but not be so treated in determining whether a majority or other required percentage of the shares present and entitled to vote on the matter has been obtained.

     The Board of Directors unanimously recommends a vote FOR Proposal 3, amending the 1992 Stock Option Plan for Non-Employee Directors.

            SECTION 16 (A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of the Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on its review of the copies of such forms received by it, the Company believes that all filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with.

                             STOCKHOLDERS PROPOSALS

     In order for a stockholder proposal to be considered for inclusion in the Company's proxy statement and form of proxy relating to the 2001 Annual Meeting of Stockholders, the proposal must be received by the Company no later than December 8, 2000.

                                  OTHER MATTERS

     The Board of Directors has not yet selected independent public accountants for the Company and its subsidiary corporations to serve for the year ending December 31, 2000. The Audit Committee is reviewing the matter and is expected to make a recommendation to the full Board of Directors shortly. The firm of Deloitte & Touche LLP have been the auditors for the Company and its subsidiaries since the Company's inception. Representatives of the firm are expected to be present at the annual meeting to respond to stockholders' questions and to have the opportunity to make any statements they consider appropriate.

     The Board of Directors has at this time no knowledge of any matters to be brought before this year's Annual Meeting other than those referred to above. However, if any other matters properly come before this year's Annual Meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters.

                                     GENERAL

     A copy of the Company's Annual Report to Stockholders on Form 10-K for the fiscal year ended December 31, 1999 is being mailed, together with this Proxy Statement, to each stockholder. Additional copies of such Annual Report and of the Notice of Annual Meeting, this Proxy Statement and the accompanying proxy may be obtained from Morrow & Co., Inc., 909 Third Avenue, New York, New York 10022-4799, or from the Company. The Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies, primarily from brokers, banks and other nominees, for an estimated fee of $3,900 plus expenses. The Company will, upon request, reimburse brokers, banks and other nominees, for costs incurred by them in forwarding proxy material and the Annual Report to beneficial owners of Common Stock. In addition, directors, officers and regular employees of the Company and its subsidiaries, at no additional compensation, may solicit proxies by telephone, telegram or in person. All expenses in connection with soliciting management proxies for this year's Annual Meeting, including the cost of preparing, assembling and mailing the Notice of Annual Meeting, this Proxy Statement and the accompanying proxy, are to be paid by the Company.

     The Company will provide additional copies of Form 10-K to any record or beneficial owner of its securities, on written request, a copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 1999, including the financial statements and schedules thereto. Exhibits to said report will be provided upon payment of fees limited to the Company's reasonable expenses in furnishing such exhibits. Written requests should be directed to Cathy D. Shea, Assistant Secretary of the Company, 110 Summit Avenue, Montvale, New Jersey, 07645.

     In order to assure the presence of the necessary quorum at this year's Annual Meeting, and to save the Company the expense of further mailings, please date, sign and mail the enclosed proxy promptly in the envelope provided. No postage is required if mailed within the United States. The signing of a proxy will not prevent a stockholder of record from voting in person at the meeting.

                                             By Order of the Board of Directors,



                                             Warren F. Brecht
                                             Secretary

PROXY                                                                      PROXY

                           BUTLER INTERNATIONAL, INC.
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                                  May 11, 2000

     The undersigned stockholder of BUTLER INTERNATIONAL, INC. hereby appoints JOHN F. HEGARTY, NIKHIL S. NAGASWAMI , AND WARREN F. BRECHT, each with full power of substitution, as attorneys and proxies to vote all of the shares of stock of said Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said Company to be held on Thursday, May 11, 2000 at 4:00 p.m. at its headquarters facility, 110 Summit Avenue, Montvale, New Jersey, or at any and all adjournments thereof, with all powers the undersigned would possess if personally present, as indicated below, and for the transaction of such other business as may properly come before said meeting or any and all adjournments thereof, all as set forth in the April 6, 2000 Proxy Statement for said meeting:

The Board of Directors recommends a vote FOR proposals 1, 2 and 3.

1.   Election of Director.
     ___     FOR the nominee,  ___   WITHHOLD AUTHORITY to vote for the nominee,
             Hugh G. McBreen         Hugh G. McBreen

2.   Proposal to amend the 1992 Employee Stock Plans.
     ___     FOR               ___   AGAINST                  ___    ABSTAIN

3.   Proposal to amend the 1992 Stock Option Plan for Non-Employee Directors.
     ___     FOR               ___   AGAINST                  ___    ABSTAIN

     A majority of the members of said Proxy Committee who shall be present in person or by substitute at said meeting, or in case but one shall be present then that one, shall have and exercise all of the powers of said Proxy Committee.

     This Proxy will be voted as directed but if no direction is indicated will be voted FOR the election as director of the nominee listed herein; and FOR proposals 2 and 3 as described herein. On other matters that may come before said meeting, this Proxy will be voted in the discretion of the above-named Proxy Committee.

                                    -------------------------------

                                    -------------------------------
                                     (Signature of Stockholder)

                                    DATED:__________________ , 2000

                                    Note: Please sign exactly as your name or names appear to the left. If the stock is registered in the name of more than one person, the proxy should be signed by all named holders. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.